 AGREEMENT FOR
SETTLEMENT OF BENEFITS
UNDER PRE-409 SERP

1.        Sale of AMID. Technitrol, Inc. (the "Company") and all active participants in the
Technitrol, Inc. Supplemental Retirement Plan Amended and Restated Effective
December 31, 2004 (the "pre-409A SERP") as of the date of this Agreement (i.e., Grace
Greco, Michael J. McGrath, Drew A. Moyer, James M. Papada III, and David J.
Stakun)(the "Active Participants") agree that if the closing of a sale of the AMI Doduco business occurs before January 1, 2012 (a "Sale"), such Sale shall result in the consequences described below with respect to the pre-409A SERP. For this purpose, a
"sale of the AMI Doduco business" means a direct or indirect sale, in one transaction or a series of related transactions, of all or substantially all the assets or shares of any of the following: (a) AMI Doduco, Inc., (b) AMI Doduco GmbH and AMI Doduco Espana,
S.L. (i.e., AMI Doduco Europe), or (c) AMI Doduco GmbH, AMI Doduco Espana, S.L.
and AMI Doduco Tianjin Electrical Contacts Manufacturing Co., Ltd. (i.e., AMI Doduco
Europe and China)).

2.        Termination of Pre-409A SERP; Payments.

a.        Immediately upon the Sale, the Company will cause the payment of benefits to the participants of the pre-409A SERP as set forth in section 3 below to be made within 10 days of the Sale. The Company will also terminate the pre-409A SERP at that time.

b.        Payments described in Sections 3(b), (c) and (d) will be made in two parts: (i) an amount from the pre-409A SERP representing the benefit payable upon plan termination in the ordinary course (i.e., in the absence of a Change in Control
('CIC")), and (ii) a separate but contemporaneous cash amount sufficient (when added to the first amount) to achieve the aggregate economics below described. If and to the extent the payments are made within the time frame as described herein, the Active Participants agree not to assert that a CIC or Potential Change in Control has occurred for purposes of the pre-409A SERP, the Company's equity plans or any other arrangements and agree that the amounts herein described will constitute full satisfaction of their rights under or with respect to the pre-409A SERP in connection with any Sale.

3.        Payment of Benefits Upon A Sale.

a.        Non-Active Participants as of the date of this Agreement. Non-active participants as of the date of this Agreement will receive a lump sum cash payment of their accumulated benefit obligations under the pre-409A SERP. Such non-active participants will not receive tax-gross ups or other cash amounts. See Exhibit 1 for an estimate of the benefit payments to non-active participants.

b.        Active Participants (other than Jim Papada and Grace Greco) as of the date of this
Agreement. Michael J. McGrath, Drew A. Moyer and David J. Stakun will each receive a lump sum cash payment of the benefits they would be entitled to receive under the pre-409A SERP if the Sale were a CIC, but excluding any tax-gross ups or other cash amounts. In consideration for the Company's agreement to pay this amount in the circumstance herein described, these Active Participants will sign a written waiver of, the tax gross-up benefits that they would otherwise be entitled to receive from the pre-409A SERP upon a CIC. See Exhibit 1 for an estimate of the benefit payments to these Active Participants.

c.        Jim Papada. Whether active or not as of the date of Sale, Jim will receive an amount sufficient, on an after-tax basis (assuming all federal, state and local taxes at the then highest marginal rate), to then pay the "applicable annuity cost." For this purpose, "applicable annuity cost" means (a) the cost of then purchasing an annuity from an insurance company reasonably acceptable to Jim with a Standard and Poor's Financial Strength Rating of AAA, which annuity would pay $425,000 annually for the joint lives of Jim and his current spouse and, following the death of either, $212,500 annually for the remainder of the survivor's life, reduced by
(b) $1,283,113. In consideration for the Company's agreement to pay this amount in the circumstance herein described, Jim will sign a written waiver of the benefits that he would otherwise be entitled to receive from the pre-409A SERP upon a
CIC. An estimate of the cost of Jim's proposed SERP benefits is set forth in
Exhibit 1.

d.        Grace Greco. Whether active or not as of the date of Sale, Grace will receive an amount sufficient, on an after-tax basis, to then purchase an annuity from an insurance company reasonably acceptable to Grace or her designee with a
Standard and Poor's Financial Strength Rating of AAA, which annuity would pay
$31,575 per year in the form of a single life obligation. In consideration for the
Company's agreement to pay this amount in the circumstance herein described,
Grace will sign a written waiver of the benefits that she would otherwise be entitled to receive from the pre-409A SERP upon a CIC. An estimate of the cost of Grace's proposed pre-409A SERP benefits is set forth in Exhibit 1.

e.        No Prohibition Against Pre-Sale Retirement. For avoidance of doubt, this
Agreement will not prevent Mr. Papada and/or Ms. Greco from commencing receipt of monthly benefits under the pre-409A SERP prior to a Sale and following their respective retirements. If a Sale occurs after either has commenced receipt of his or her monthly benefits under the pre-409A SERP in the ordinary course, Sections 2 and 3 of this Agreement will still apply. Their remaining benefits under the pre-409A SERP would then be cashed out upon termination of that plan on a basis consistent with the treatment of other retirees, and the payment received under the pre-409A SERP upon plan termination, plus the additional payment described in Section 2(b)(ii) will, in the aggregate, provide them with the amount described in Section 3(c) or 3(d), as applicable.

4.        No Sale of AMID. If a Sale does not occur, then:

a.        the pre-409A SERP will continue in effect and will pay benefits to participants as provided for under the terms of the SERP (all terms and provisions of the pre-
409A SERP shall remain in effect); and

b.        the Company can, but need not, terminate the SERP at any time after December
31, 2011 for any reason or no reason, and can upon such termination distribute the unpaid accrued benefits of participants in accordance with the terms of the pre-
409A SERP. In the absence of a Sale, the Company will not terminate the pre-
409A SERP prior to January 1, 2012.

5.        Impact of Other Transactions. The Active Participants agree and acknowledge that
Section 6.1 of the pre-409A SERP has no further application to any person and that the remainder of Article VI (regarding benefits payable upon a Change in Control) of the pre-
409A SERP will only apply to them if they are employed by the Company at the time of the relevant Change in Control transaction. If benefits become payable to an Active
Participant under Article VI of the pre-409A SERP before the occurrence of a Sale,
Sections 2 and 3 of this Agreement will not apply to that Active Participant.

6.        Effect on Rabbi Trust. The parties agree that no additional rabbi trust funding will be required solely in anticipation of the Sale. Provided that the Company has not breached its obligations as set forth in this Agreement, the Active Participants agree not to assert that any steps taken in anticipation or contemplation of the Sale gives rise to a "Potential
Change in Control" under the terms of the rabbi trust maintained in connection with the pre-409A SERP, and that they will not make any communication to the trustee of that rabbi trust in connection with, or in anticipation of, the Sale except as specifically authorized and directed by the Board of Directors of the Company (the "Board").

7.        Section 409A. The parties intend and believe that payments under Sections 2 and 3 of this Agreement will be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Specifically, (a) the amounts described in Section 2(b)(i) will be exempt as payments under a grandfathered plan, and (b) the amounts described in
Sections 2(b)(ii) will be exempt as short term deferrals payable only following the lapse of a substantial risk of forfeiture. Nonetheless, if despite the parties' intent, an amount payable under Section 2 or 3 of this Agreement is determined to be subject to additional federal income taxes, including interest and penalties, under Section 409A of the Code, the Company shall indemnify the participant for all such additional taxes on that amount, including interest and penalties, within 10 days of such determination. For purposes of this indemnification, an amount will be determined to be subject to additional federal income taxes, including interest and penalties, under Section 409A of the Code upon the earlier of (x) a final determination by the Internal Revenue Service addressed to the participant or his beneficiary which is not appealed to the courts, or (y) a final determination by the United States Tax Court or any other federal court affirming any such determination by the Internal Revenue Service.

8.        Mr. Papada's Retirement.

a.        Mr. Papada agrees that he will voluntarily retire from employment by the
Company, as an officer of the Company, as a member of the Board and as an employee, officer or director of any affiliate of the Company on the earliest to occur of: (x) 30 days after the Board provides written notice to Mr. Papada of its hiring of a new Chief Executive Officer ("CEO")(provided that written notice for this purpose will include the issuance of a press release announcing the Board's hiring of such new CEO), (y) March 31, 2010, or (z) such date between (and inclusive of) December 31, 2009 and March 31, 2010 as requested by the Board with 30 days advance written notice. Mr. Papada agrees and acknowledges that, upon such retirement, the Company and its affiliates will then have no further obligations to him other than the following:

i.        base salary and, subject to the terms of the applicable plans, employee benefits through the later of the date of retirement or December 31, 2009, with such continued salary payable at the Company's ordinary payroll interval;

ii.        reimbursement in accordance with Company policy for any previously unreimbursed business expenses incurred prior to his retirement;

iii.        any bonus due to him under the Company's Short Term Incentive Plan with respect to the 2009 calendar year (which bonus is guaranteed to be not less than $267,000 and will be paid no later than December 31, 2009), to the extent not previously paid;

iv.        accelerated vesting of the 17,800 restricted shares now held by him, if those shares have not otherwise vested by the date of his retirement;

v.        continuation of coverage under the Company's group health insurance plan until his death at a monthly cost to Mr. Papada equal to the actual cost of such coverage;

vi.        vested benefits under the company's qualified and non-qualified retirement plans, payable in accordance with the terms of those plans (and, in the case of his benefits under the pre-409A SERP, in accordance with the terms of this Agreement);

vii.        his rights under this Agreement;

viii.        title to the automobile currently leased for him by the Company, which title will be delivered to him within 30 days following his retirement (but no later than March 15, 2010)(prior to the delivery of such title, Mr.
Papada will continue to have use of the automobile at the expense of the
Company);

ix.        to the extent not previously granted, a grant of 15,000 fully vested shares in respect of his final annual equity incentive award, plus an amount in cash sufficient to satisfy all tax obligations arising from that grant and the payment of that cash amount (which amount will be determined in a manner consistent with Section 5(b) of the form of Amended and Restated
Restricted Stock Plan II attached to the Proxy Statement for the
Company's May 15, 2008 Annual Shareholders Meeting (the "RSP II")).
Such shares and cash will be awarded to Mr. Papada immediately prior to his retirement, but no later than December 31, 2009; and

x.        a grant of up to 12,000 additional fully vested shares (with the actual number of shares granted, if any, to be determined by the Board in its absolute discretion) in respect of his final long term equity incentive award, plus an amount in cash sufficient to satisfy all tax obligations arising from that grant and the payment of that cash amount (which amount will be determined in a manner consistent with Section 5(b) of the
RSP II). Such shares and cash, if any, will be awarded to Mr. Papada immediately prior to his retirement, but no later than December 31, 2009.

Mr. Papada agrees further that he will, within 30 days following his retirement, execute and deliver (and will not revoke) a valid general release of claims in form and content reasonably acceptable to him and the Company pursuant to which he will release the Company and its affiliates from all claims relating to his employment or otherwise (except the Company's continuing obligations hereunder and the Company's indemnification obligations under Section 4(v)(a)
of that certain letter agreement between Mr. Papada and the Company dated
April 25, 2007, as amended on February 15, 2008 (the "Letter Agreement")). Mr.
Papada agrees that if he breaches his obligations under the preceding sentence, in addition to any other relief to which the Company may then be entitled, the
Company will have no further obligations to him under this Agreement (provided that this sentence will not interfere with Mr. Papada's right to receive his vested normal retirement benefits under the Company's qualified and non-qualified plans that are payable in the ordinary course).

b.        Except as otherwise herein provided, until the minute immediately preceding his retirement in accordance with Section 8(a), above, the Letter Agreement will remain in effect. Mr. Papada agrees that neither this Agreement, the Company's search for a new CEO, nor the Company's selection or hiring of a new CEO will constitute "Good Reason" as that term is defined in the Letter Agreement. Upon and following his retirement, Sections 4(v)(a), 8, 9, 10, 12, 13C and 13D of the
Letter Agreement will remain in effect; the remainder of the Letter Agreement will terminate upon such retirement.

c.        Reimbursements or in-kind benefits provided hereunder will be subject to the requirements of Treas. Reg. 1.409A-3(i)(1)(iv)(A)(3), (4) and (5).

d.        The foregoing notwithstanding, if after the date hereof and prior to Mr. Papada's retirement in accordance with Section 8(a), above, the Company experiences a
Control Event (as defined below), this Section 8 will be null and void and the
Letter Agreement will continue in effect in accordance with its terms. For this purpose, a "Control Event" means the completion of a "change in control event"
described in Treas. Reg. SS 1.409A-3(i)(5)(v), (vi) or (vii).

9.        Acknowledgements of Mr. Papada. For avoidance of doubt, Mr. Papada acknowledges and agrees that (i) the terms of the pre-409A SERP and this Agreement are the complete and exclusive expression of his rights with respect to any SERP benefit and the provisions of the Letter Agreement relating to SERP rights have been superseded, (ii) this
Agreement, the pre-409A SERP and the Letter Agreement are the complete and exclusive expression of his rights to compensation and benefits from the Company upon a change in control (however defined) or upon a retirement or other termination of employment and there are no other agreements, whether or not written, regarding such matters.

10.        Retirement of Ms. Greco. Ms. Greco will retire contemporaneously with Mr. Papada.
Provided that Ms. Greco remains continuously employed through the date of Mr.
Papada's retirement (as described above in Section 8(a)), at that time (i) all the restricted shares she then holds will vest, and (ii) she will be entitled to continuation of group health coverage on the same basis as described above in Section 8(a)(v).

11.        Miscellaneous.

a.        Entire Agreement; Amendment. This Agreement represents the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and understanding of every nature related thereto. This Agreement may not be modified except by an agreement in writing signed by each of the parties affected by the modification.

b.        Agreement Binding on Successors and Heirs. This Agreement will be binding on, and inure to the benefit of, the respective successors, executors, administrators and heirs of the parties hereto. No right to payment in accordance with this
Agreement may be pledged, assigned or otherwise transferred.

c.        Governing Law. This Agreement will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

d.        Headings Descriptive. The headings of sections and paragraphs of this
Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

e.        Interpretation. This Agreement was drafted collaboratively. Accordingly, in construing this Agreement, no presumption against the drafter will be applied against any party.

f.        Voluntary Nature of Agreement. Each Active Participant acknowledges that he or she is entering into this Agreement voluntarily, after having had a reasonable opportunity to review this Agreement with his or her attorney.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative, and each Active Participant has executed this Agreement, on the date indicated below, respectively.

TECHNITROL, INC.
By: /s/ James M. Papada III
Title: CEO
Date: 9/24/09

GRACE GRECO
/s/ Grace Greco
Date: 9/23/09

MICHAEL J. McGRATH
/s/ Michael J. McGrath
Date: 9/24/09

DREW A. MOYER
/s/ Drew A. Moyer
Date: 9/22/09

JAMES M. PAPADA III
/s/ James M. Papada III
Date: 9/24/09

DAVID J. STAKUN
/s/ David J. Stakun
Date: 9/22/09